Exhibit 99.1

Egalet Announces Commercial Launch of OXAYDO™, the First and Only Immediate-Release Oxycodone Designed to Discourage Intranasal Abuse, and Launch of IMPACT-Rx, a Patient Access Initiative

Wayne, Penn. — September 9, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on discovering, developing and commercializing innovative pain treatments, today announced the launch of OXAYDO™ (oxycodone HCI, USP) tablets -CII in the United States. OXAYDO is an immediate-release (IR) oral formulation of oxycodone HCl indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate. OXAYDO is the first and only IR oxycodone that is designed to discourage abuse via the route of snorting. OXAYDO can be taken without regard to food, the way opioids generally are taken.

“Now with OXAYDO available, physicians will have an immediate-release oxycodone option that’s designed to discourage abuse with no food effect,” said Deanne Melloy, Egalet’s chief commercial officer. “Our dedicated sales force will begin promoting OXAYDO immediately in addition to promoting SPRIX®, a nasal spray form of ketorolac, to healthcare providers focused on pain.”

According to the CDC nearly 11 million people reported using opioids non-medically in the past year and abuse often begins with a legitimate prescription. Adding to the complexity for the prescriber, is the fact that almost 70% of abused opioids are taken from a friend or relative according to the 2013 National Survey on Drug Use and Health. There were approximately 15.8 million oxycodone single-agent IR prescriptions dispensed in 2014. In the five-years following the approval of reformulated extended-release oxycodone, there was a 50 percent increase in the use of oxycodone IR. Nonmedical users of opioids often prefer oxycodone—one of the most frequently abused single-agent opioids. Snorting is among the most commonly reported routes in which IR, single-agent oxycodone is abused.

OXAYDO is designed to discourage intranasal abuse through its novel, patent protected formulation. The product contains an inactive ingredient that may cause nasal burning if OXAYDO is manipulated. In a double-blind, crossover study six times more recreational users reported they would not take OXAYDO again compared to subjects exposed to immediate-release oxycodone (30 percent of subjects exposed to OXAYDO responded they would not take the drug again compared to five percent of subjects exposed to IR oxycodone). The clinical significance of the difference in drug liking and difference in response to taking the drug again reported in this study has not yet been established. There is no evidence that OXAYDO has reduced abuse liability compared to immediate-release oxycodone.

“Because single-agent, IR oxycodone is one of the most frequently abused opioids, OXAYDO is an important addition to our arsenal of treatment options to help patients manage their pain while discouraging abuse,” said Sri Nalamachu, MD, president and medical director, International Clinical Research Institute. “Because we know prescription opioids often end up in the wrong hands and since OXAYDO™ is the first and only IR oxycodone designed to discourage intranasal abuse, OXAYDO should be considered when an immediate release opioid is needed.”

Egalet is committed to patient access across all of its commercial products and is announcing the launch of IMPACT-Rx, IMproving Patients ACcess To Medicines, initiative. The IMPACT-Rx initiative will be applied to each of our commercial products to ensure that virtually no barrier exists to patients gaining access to critical medicines they need. This national initiative will employ three key features: reimbursement support, easier access to fill a prescription and patient education. As part of this initiative, we have established the My OXAYDO Patient Savings Program. All eligible patients receive ongoing savings through this program and will pay no more than $15 for a prescription of OXAYDO at all pharmacies. For more information go to OXAYDO.com.

About Egalet
Egalet, a fully integrated specialty pharmaceutical company, is focused on discovering, developing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com.

Important Safety Information for OXAYDO™ (oxycodone HCl, USP) Tablets for oral use only — CII
OXAYDO is an immediate-release oral formulation of oxycodone HCl indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate.

OXAYDO is contraindicated in patients with respiratory depression, paralytic ileus, acute or severe bronchial asthma or hypercarbia, or known hypersensitivity to oxycodone or any components of the product.

Respiratory depression is the primary risk of OXAYDO and it must be used with extreme caution in patients with chronic obstructive pulmonary disease or cor pulmonale, in patients with decreased respiratory reserve, hypoxia, hypercapnia or pre-existing respiratory depression.

OXAYDO™ contains oxycodone HCl, an opioid agonist and a Schedule II controlled substance. Such drugs are sought by drug abusers and people with addiction disorders. OXAYDO can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing in situations where there is concern about an increased risk of misuse or abuse. OXAYDO may be abused by crushing, chewing, snorting or injecting the product and these practices pose a significant risk to the abuser that could result in overdose and death.

Patients receiving central nervous system depressants concomitantly with OXAYDO may exhibit an additive central nervous system depression.  When such combined therapy is contemplated, the dose of one or both agents should be reduced. Patients should not consume alcoholic beverages, or any medications containing alcohol while taking OXAYDO.

OXAYDO may cause severe hypotension in patients whose ability to maintain blood pressure has been compromised. OXAYDO may produce orthostatic hypotension in ambulatory patients. OXAYDO must be administered with caution in patients in circulatory shock.

Serious adverse reactions that may be associated with OXAYDO include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension and/or shock. The most common adverse reactions are nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia and somnolence.

In opioid naïve patients, start dosing OXAYDO with five to 15 mg every four to six hours as needed for pain.  OXAYDO should not be given to anyone other than the individual for whom it was prescribed. Keep OXAYDO in a locked cabinet, drawer or medicine safe so that it will not be stolen.

Please see full prescribing information for OXAYDO at oxaydo.com.

Important Safety Information for SPRIX® (ketorolac tromethamine) Nasal Spray
SPRIX Nasal Spray is a non-steroidal anti-inflammatory drug (NSAID) indicated in adult patients for the short-term (up to 5 days) management of moderate to moderately severe pain that requires analgesia at the opioid level.  Do not exceed a total combined duration of use of SPRIX Nasal Spray and other ketorolac formulations (IM/IV or oral) of 5 days. SPRIX Nasal Spray is not indicated for use in pediatric patients or for minor or chronic painful conditions.

SPRIX Nasal Spray is contraindicated as follows: in patients with peptic ulcer disease or a history of GI bleeding; in patients with suspected or confirmed cerebrovascular bleeding, hemorrhagic diathesis, incomplete hemostasis, or at high risk of bleeding; for the treatment of peri-operative pain in the setting of coronary artery bypass graft (CABG) surgery; in patients with advanced renal impairment and those at risk for renal failure due to volume depletion; use as a prophylactic analgesic before any surgery; use in labor and delivery; use in patients with a history of asthma, urticaria, or other allergic-type reactions after taking aspirin or other NSAIDs; and, known hypersensitivity to ketorolac, aspirin, other NSAIDs or EDTA.

SPRIX® Nasal Spray should be used with caution in patients with a prior history of ulcer disease or GI bleeding, coagulation disorders, in patients taking diuretics or ACE inhibitors, or those with compromised cardiac function.  NSAIDs can cause serious anaphylactoid reactions and serious dermatologic adverse reactions; SPRIX Nasal Spray should be discontinued immediately in patients with allergic reactions or skin reactions.

The most common adverse reactions (incidence > 2%) in patients treated with SPRIX Nasal Spray and occurring at a rate at least twice that of placebo are nasal discomfort, rhinalgia, increased lacrimation, throat irritation, oliguria, rash, bradycardia, decreased urine output, increased ALT and/or AST, hypertension, and rhinitis.

SPRIX Nasal Spray is not an inhaled product. SPRIX Nasal Spray should be discarded within 24 hours of taking the first dose, even if the bottle still contains some medication.

Please see full prescribing information for SPRIX Nasal Spray at sprix.com.

Safe Harbor
Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275